Filed Pursuant to Rule 433
                                                         File No.: 333-129159-05


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR(R) on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

                        THE SERIES 2006-AR4 CERTIFICATES


                               Initial            Pass-
                              Principal          Through
          Class               Balance(1)          Rate                 Principal Types           Interest Types     CUSIP
------------------------------------------------------------------------------------------------------------------------------------

     Offered Certificates
Class I-A-1                   $223,297,000         (2)       Super Senior, Pass-Through          Variable Rate      94983P AA 6
Class I-A-2                    $10,372,000         (2)       Super Senior Support, Pass-Through  Variable Rate      94983P AB 4
Class II-A-1                  $322,769,000         (3)       Super Senior, Pass-Through          Variable Rate      94983P AC 2
Class II-A-2                  $222,942,000         (3)       Super Senior, Sequential Pay        Variable Rate      94983P AD 0
Class II-A-3                  $101,333,000         (3)       Super Senior, Sequential Pay        Variable Rate      94983P AE 8
Class II-A-4                  $117,303,000         (3)       Super Senior, Sequential Pay        Variable Rate      94983P AF 5
Class II-A-5                  $108,422,000         (3)       Super Senior, Sequential Pay        Variable Rate      94983P AG 3
Class II-A-6                   $40,538,000         (3)       Super Senior Support, Pass-Through  Variable Rate      94983P AH 1
Class II-A-R                          $100         (3)       Senior, Sequential Pay              Variable Rate      94983P AJ 7
Class B-1                      $31,744,000         (4)       Subordinated                        Variable Rate      94983P AK 4
Class B-2                       $7,187,000         (4)       Subordinated                        Variable Rate      94983P AL 2
Class B-3                       $4,791,000         (4)       Subordinated                        Variable Rate      94983P AM 0
     Non-Offered Certificates
Class B-4                       $2,995,000         (4)       Subordinated                        Variable Rate      94983P AN 8
Class B-5                       $1,797,000         (4)       Subordinated                        Variable Rate      94983P AP 3
Class B-6                       $2,396,770         (4)       Subordinated                        Variable Rate      94983P AQ 1

---------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.870% per annum.
(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in April 2006, this rate is expected to be approximately 5.798% per annum.
(4) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average (based on the group subordinate amount for each loan group) of the net WACs of both loan groups. For the initial distribution date in April 2006, this rate is expected to be approximately 5.813% per annum.

      Allocation of Amount to be Distributed on the Class A Certificates

      Group I-A Certificates


      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata.

      Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, sequentially, as follows:

      first, to the Class II-A-R Certificates; and


      second, concurrently, as follows:

            A. approximately 39.7792856071% to the Class II-A-1 and Class II-A-6 Certificates, pro rata; and

            B. approximately 60.2207143929%, sequentially, to the Class II-A-2, Class II-A-3, Class II-A-4 and Class II-A-5 Certificates.


                                        3